Rackspace Technology Appoints Shashank Samant to Board of Directors

SAN ANTONIO – October 19, 2021– Rackspace Technology® (NASDAQ: RXT), a leading end-to-end multicloud technology solutions company, today announced the appointment of Shashank Samant to its board of directors, effective as of October 18, 2021.

"Shashank has extensive global technology services industry experience and brings a passion for technology and innovation to Rackspace Technology,” said Kevin Jones, Director and CEO, Rackspace Technology. “We are truly fortunate to have him join the board, and I am looking forward to working with him.”

Samant has over 30 years of technology, product development and services experience, and currently serves as President and Chief Executive Officer of GlobalLogic Inc., a Hitachi Group Company. Prior to joining GlobalLogic, Samant was President of Ness Technologies, an IT services company, where he founded and built their product engineering services business. Prior roles include leading professional services for Hewlett-Packard’s Verifone business and establishing IBM’s first India-based engineering lab, globalizing the company’s R&D and software engineering efforts. Samant holds a bachelor’s degree in Computer Science and Engineering from University of Pune, India. Samant currently serves on the Board of Directors of Office Depot, since 2020.

About Rackspace Technology
Rackspace Technology is a leading end-to-end multicloud technology services company. We can design, build and operate our customers’ cloud environments across all major technology platforms, irrespective of technology stack or deployment model. We partner with our customers at every stage of their cloud journey, enabling them to modernize applications, build new products and adopt innovative technologies.

Contact:
Natalie Silva
Rackspace Technology Corporate Communications
publicrelations@rackspace.com